Exhibit 99.4

Ford Motor Company and Subsidiaries
SECTOR BALANCE SHEET
(in millions)

	December 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$10,143	$6,856
Marketable securities	8,291	9,316
Loaned securities	1,058	5,667

Total cash, marketable and loaned securities	19,492	21,839
Receivables, net	2,896	2,698
Inventories	10,766	9,151
Deferred income taxes	3,837	3,225
Other current assets	7,891	6,829

Total current assets	44,882	43,742
Equity in net assets of affiliated companies	1,907	1,930
Net property	42,906	41,919
Deferred income taxes	10,996	12,090
Goodwill and other intangible assets	6,374	6,053
Assets of discontinued/held-for-sale operations	180	410
Other assets	8,962	9,300

Total Automotive assets	116,207	115,444
Financial Services
Cash and cash equivalents	13,368	16,352
Investments in securities	1,216	1,123
Finance receivables, net	113,824	110,003
Net investment in operating leases	31,763	31,859
Retained interest in sold receivables	9,166	12,569
Goodwill and other intangible assets	897	947
Assets of discontinued/held-for-sale operations	2,186	1,810
Other assets	13,746	17,260
Receivable from Automotive	2,753	3,356

Total Financial Services assets	188,919	195,279

Total assets	$305,126	$310,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$16,030	$15,279
Other payables	3,065	2,940
Accrued liabilities	33,573	32,143
Debt payable within one year	977	1,806
Current payable to Financial Services	1,382	124

Total current liabilities	55,027	52,292
Senior debt	12,303	13,832
Subordinated debt	5,155	5,155

Total long-term debt	17,458	18,987
Other liabilities	35,790	39,889
Deferred income taxes	3,042	2,352
Liabilities of discontinued/held-for-sale operations	42	152
Payable to Financial Services	1,371	3,232

Total Automotive liabilities	112,730	116,904
Financial Services
Payables	2,394	2,188
Debt	154,538	159,011
Deferred income taxes	10,549	11,079
Other liabilities and deferred income	8,206	9,148
Liabilities of discontinued/held-for-sale operations	93	83

Total Financial Services liabilities	175,780	181,509

Minority interests	876	659

Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,321	5,374
Accumulated other comprehensive income/(loss)	953	(414)
Treasury stock	(1,728)	(1,749)
Earnings retained for use in business	11,175	8,421

Total stockholders’ equity	15,740	11,651

Total liabilities and stockholders’ equity	$305,126	$310,723

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.